Exhibit 7.2

December 23, 2021

Ministerio de Economía y Finanzas

Jirón Junín Nº 319

Lima

Peru

Ladies and Gentlemen:

We have acted as special United States counsel for the Government of Peru (“Peru”) in connection with the issuance and sale of €1,000,000,000 aggregate principal amount of 1.950% Notes due 2036 (the “Notes”), pursuant to an Underwriting Agreement, dated November 10, 2021, entered into among Peru, BNP Paribas, J.P. Morgan Securities plc, Merrill Lynch International and Morgan Stanley & Co. International plc (the “Underwriting Agreement”).

The Notes are registered pursuant to a Registration Statement under Schedule B (File No. 333-252387) (the “Registration Statement”), on January 25, 2021, together with Amendment No. 1 to the registration statement of the Issuer on Schedule B (No. 333-252387) filed with the Commission on February 8, 2021, which became effective on February 17, 2021, as filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), the prospectus dated February 8, 2021 as filed with the Commission on February 8, 2021 (the “Base Prospectus”) and the prospectus supplement, dated November 10, 2021, as filed with the Commission on November 12, 2021 (the “Prospectus Supplement”). The Base Prospectus and the Prospectus Supplement are collectively referred to as the “Prospectus.”

The Notes have been issued pursuant to an indenture, dated August 25, 2015 (the “Indenture”), between Peru and The Bank of New York Mellon, as trustee (the “Trustee”) and the Bank of New York Mellon SA/NV, Luxembourg Branch (formerly The Bank of New York Mellon (Luxembourg) S.A.),as Luxembourg paying agent and Luxembourg transfer agent.

As such counsel and for purposes of our opinion set forth below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such documents, records, certificates of public officials and other instruments as we have deemed necessary or appropriate as a basis for the opinion set forth herein, including, without limitation:

1.	the Registration Statement:

2.	the Prospectus;

3.	the Indenture;

4.	the Notes; and

5.	the Underwriting Agreement.

In addition to the foregoing, we have made such investigations of law as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

December 23, 2021

In such examination and in rendering the opinion expressed below, we have assumed: (i) the due authorization, execution and delivery of all documents by all the parties thereto; (ii) the genuineness of all signatures on all documents; (iii) the authenticity and completeness of all documents, records, certificates and other instruments submitted to us; (iv) that photocopy, electronic, certified, conformed, facsimile and other copies submitted to us of original documents, records, certificates and other instruments conform to the original documents, records, certificates and other instruments, and that all such original documents, records, certificates and other instruments were authentic and complete; (v) the legal capacity and competency of all individuals executing documents; (vi) that no documents submitted to us have been amended or terminated orally or in writing except as has been disclosed to us; (vii) that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified to engage in the activities contemplated by the Indenture; (viii) that the Trustee is in compliance, with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and (ix) that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture and the Indenture constitutes the valid and binding obligation of the Trustee.

Based upon the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth herein, we are of the following opinion:

1. The Notes when issued, assuming that the Notes were executed, authenticated, issued and delivered by Peru and the Trustee in accordance with the provisions of the Indenture and the Underwriting Agreement, constituted valid and binding obligations of Peru, enforceable against Peru in accordance with their terms.

In rendering the opinion expressed above, we have further assumed that, at the time of the delivery of such Notes, the effectiveness of the Registration Statement under the Securities Act had not been terminated or rescinded.

The opinion expressed herein is subject to the following exceptions, qualifications and limitations:

A. It is (i) limited by the effect of (a) any applicable bankruptcy, insolvency, reorganization, moratorium or similar law and principles affecting creditors’ rights generally, including without limitation fraudulent transfer or fraudulent conveyance laws and (b) general principles of equity (including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing) and the availability of equitable remedies (including, without limitation, specific performance, injunctive relief or any other equitable relief), regardless of whether considered in a proceeding in equity or at law and (ii) subject to possible judicial action giving effect to governmental actions or foreign laws affecting creditors’ rights.

B. With reference to, but without limiting in any way, qualification (A) above, certain provisions which could be construed as a penalty or forfeiture, provisions indemnifying a party against liability for its own wrongful or negligent acts or otherwise in cases where indemnification could be considered contrary to public policy (including, without limitation, under federal and state securities laws and regulations as interpreted by applicable governmental authorities), provisions exculpating another party from liability or waiving defenses or other rights, provisions to the effect that terms of the documents may not be waived or modified except in writing, provisions regarding the recovery of attorneys’ fees for a person who is not the prevailing party in a final proceeding, provisions imposing a payment obligation with respect to Peru’s obligations and provisions whereby a party purports to ratify acts in advance of the occurrence of such acts, are or may be unenforceable in whole or in part under applicable law; however, subject to the other qualifications stated herein, such unenforceability will not, in our opinion, make the remedies afforded by the Indenture inadequate for the practical realization of remedies upon a material default by Peru.

December 23, 2021

C. No opinion is expressed herein with respect to (i) the validity or enforceability of any provision contained in the Indenture allowing any party to exercise any remedial rights without notice to Peru, (ii) the validity or enforceability of any waiver of demand by Peru, or any waiver of any rights or any defense which as a matter of law or public policy cannot be waived, (iii) the validity or enforceability of any provisions contained in the Indenture purporting to establish evidentiary standards, (iv) the validity or enforceability of any provision of the Indenture which purports to establish the subject matter jurisdiction of any federal court in the State of New York, County of New York to adjudicate any controversy related to any of the Indenture, (v) the validity or enforceability of any provision of the Indenture which purports to entitle any person or entity to specific performance of any provision thereof, (vi) the validity or enforceability of any provision of the Indenture that requires a person or entity to cause another person or entity to take or to refrain from taking action under circumstances in which such person or entity does not control such other person or entity, (vii) the validity or enforceability of any provision of the Indenture insofar as it purports to effect a choice of governing law or choice of forum for the adjudication of disputes, (viii) any waiver of forum non conveniens or similar doctrine with respect to proceedings in any court other than a court of the State of New York, (ix) the effectiveness of service of process by mail in any suit, action or proceeding of any nature arising in connection with or in any way relating to the Indenture or (x) as to the enforceability of any provision to the extent such provision provides indemnity in respect of any loss sustained as the result of the conversion into United States dollars of a judgment or order rendered by a court or tribunal of any particular jurisdiction and expressed in a currency other than United States dollars.

D. Our opinion is subject to the enforceability in the United States of America of the waiver of immunities by Peru as set out in the Indenture and the Notes and such waiver of immunities is subject to the limitations imposed by the United States Foreign Sovereign Immunities Act of 1976, as amended.

E. No opinion is expressed herein with respect to the validity, binding effect or enforceability of any provision of the Indenture insofar as it purports to effect a choice of governing law or choice of forum for the adjudication of disputes, other than (a) the enforceability by a New York State court under New York General Obligations Law Section 5-1401 of the choice of New York State law as the governing law of the Indenture (subject, however, to the extent limited by the Constitution of the United States and by Section 1-301 of the New York Uniform Commercial Code), and (b) the enforceability by a New York State court under New York General Obligations Law Section 5-1402 of New York State courts as a non-exclusive forum for the adjudication of disputes with respect to the Indenture. We express no opinion as to the acceptance by a Federal court located in the State of New York of jurisdiction of a dispute arising under the Indenture.

F. No opinion is expressed as to the validity or enforceability of any provision of the Indenture that (i) requires that waivers or amendments must be in writing in so far as it suggests that oral or other modifications, amendments or waivers could not be effectively agreed upon by the parties or that the doctrine of promissory estoppel might not apply; (ii) waives (a) vague or broadly stated rights, (b) future rights, (c) the benefits of statutory, regulatory or constitutional rights, unless and to the extent that the statute, regulation or constitution expressly allows waiver, (d) unknown future defenses, or (e) rights to damages; (iii) states that rights or remedies are not exclusive, that every right or remedy is cumulative and may be exercised in addition to any other right or remedy, that the election of some particular remedy does not preclude recourse to one or more others or that failure to exercise or delay in exercising rights or remedies will not operate as a waiver of any such right or remedy; (iv) imposes penalties, forfeitures, late payment charges or an increase in interest rate upon delinquency in payment or the occurrence of a default; (v) appoints one party as an attorney-in-fact for an adverse party; or (vi) states that time is of the essence.

December 23, 2021

Without limiting any of the other imitations, exceptions and qualifications stated elsewhere herein, we express no opinion with regard to the applicability or effect of the law of any jurisdiction other than, as in effect on the date of this opinion letter, the internal laws of the State of New York. In particular, we do not purport to pass on any matter governed by the laws of Peru.

We note that, as of the date of this opinion letter, a judgment for money in an action based on securities denominated in a foreign currency or currency unit in a Federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of the foreign currency or currency unit in which a particular Note is denominated into United States dollars will depend upon various factors, including which court renders the judgment. In the case of securities denominated in a foreign currency, a state court in the State of New York rendering a judgment on such securities would be required under Section 27 of the New York Judiciary Law to render such judgment in the foreign currency in which the securities are denominated, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not explicitly addressed herein from any matter stated in this opinion letter.

We hereby consent to the filing of this opinion letter with the Commission as an exhibit to Amendment No. 3 to the Annual Report of Peru for the year ended December 31, 2020. We also hereby consent to the use of our name under the headings “Validity of the bonds” and “Validity of the Securities” in the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Paul Hastings LLP
PAUL HASTINGS LLP